Filed Pursuant to Rule 433
                                                         File No.: 333-140740-01


CWCI 07-C2 SPOTS:
SWAPS                 TSY:
 2YR 42.00            2YR  99-27
 3YR 41.75            3YR 100-18+
 4YR 42.75            5YR  99-27+
 5YR 45.75           10YR  99-28
 6YR 47.25           30YR  98-20+
 7YR 48.75
 8YR 50.25
 9YR 51.75
10YR 52.75
12YR 59.00



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For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our offical confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product. Changes to assumptions may have material impact or returns. For info, please contact your rep.

*COBALT CMBS Commercial Mortgage Trust 2007-C2
$2.5B New Issue CMBS
Joint Bookrunners: Citigroup / Wachovia
Co-Leads:          Citigroup / Wachovia / Deutsche Bank
Loan Sellers:      CW Capital (37.3%), Wachovia (33.6%),
                   Citigroup (16.3%), Artesia (12.8%)
Rating Agencies:   Moody's / Fitch

Structure:
Settles:  April 13, 2007

Class  Mdy/Fch   Amount$(MM)   WAL    Sprd  Yld    Cpn    Mod Dur     $PX
A1     Aaa/AAA     37.530      3.35   10   5.0522 5.0640  2.979     99.9985
A2     Aaa/AAA    241.084      4.73   24   5.2213 5.3340  4.087    100.4988
AAB    Aaa/AAA     71.881      7.44   28   5.3590 5.4160  5.958    100.4976
A3     Aaa/AAA    857.504      9.82   29   5.4520 5.4840  7.423    100.4946
A-1A   Aaa/AAA    485.627      ** NOT AVAILABLE **
AM     Aaa/AAA    221.947      9.94   33   5.4954 5.5260  7.469    100.4939
AJ     Aaa/AAA    102.630     10.01   37   5.5377 5.5680  7.495    100.4999
B      Aa1/AA+     21.171     10.01   42   5.5877 5.6170  7.477    100.4974
C      Aa2/AA      27.219     10.01   45   5.6177 5.6460  7.466    100.4929
D      Aa3/AA-     21.170     10.01   49   5.6577 5.6860  7.451    100.4971
E      A1/A+       15.122     10.01   52   5.6877 5.7160  7.440    100.4977
F      A2/A        18.146     10.01   54   5.7077 5.7360  7.433    100.4979
XP     Aaa/AAA     TBD        N/A     N/A
* Subject to Demand
* Details regarding changes to the collateral including 4 loan drops will be forthcoming in a seperate notification.

Collateral:        149 loans / 172 Properties
                   69.5 %LTV / 1.40x DSCR

Property Types:    Office: 33.3%, Multifamily: 19.2%, Retail: 18.5%,
                   Mixed Use: 10.2% Hospitality: 9.6%, Industrial: 5.4%,
                   Self Storage: 2.5%, Land: 1.0%, Other: 0.3%

Top 10 Loans:      43.2%
Inv. Grade Loans:  2 Loans for 14.3% UPB

Geography:         NY: 27.7%, CA: 10.7%, DC: 10.3%, FL: 7.7%, IL: 5.0%

Timing:
         Wed   3/21: Termsheets / Annex
         Thurs 3/22: Red
                     Recorded Collateral Call 9:00am
                     NY 1 on 1 Meetings
         Fri   3/23: Hartford / Boston
         Mon   3/26: Minneapolis / Chicago
         Launch Friday / Price Monday

_______________________________________________________________________________
The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-140740) for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free
1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.


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For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our offical confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product. Changes to assumptions may have material impact or returns. For info, please contact your rep.